Exhibit10.2

AFFINION GROUP HOLDINGS, INC.

2015 EQUITY INCENTIVE PLAN

2016 LONG TERM INCENTIVE PLAN

AMENDED AND RESTATED AWARD AGREEMENT

THIS AMENDED AND RESTATED AWARD AGREEMENT (the “Agreement”) is made effective as of the 1st day of June 2017 (hereinafter the “Date of Grant”) between Affinion Group Holdings, Inc., a Delaware corporation (the “Company”), and Scott Lazear (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has established the Affinion Group Holdings, Inc. 2015 Equity Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 11 of the Plan, the Company has established the Affinion Group Holdings, Inc. 2016 Long Term Incentive Plan (the “2016 LTIP”);

WHEREAS, the Participant was previously granted an award under the 2016 LTIP effective as of the 15th day of March 2016 (the “Prior Award”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to modify the Prior Award terms as set forth herein (the “Award”).

NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.Grant of Award. The Company has previously granted to the Participant the Prior Award, which is now amended and restated and subject to the terms and conditions set forth in this Agreement and as otherwise provided in the Plan, and which is an award with an aggregate cash value equal to $500,000 (the “Target Award”).  The Target Award is designated as a “Performance Award” and will be subject to the performance-based vesting and time-based vesting terms and conditions below.

2.Terms and Conditions. The amount of the Performance Award that will actually vest and be settled shall be determined pursuant to a two-step process: (i) first, the maximum amount of the Performance Award that will be eligible to vest shall be calculated as provided under Section 2(a) hereof and (ii) then the maximum amount of the Performance Award calculated under clause (i) that will actually vest and be settled shall be determined on the basis of the Participant’s continued service with the Company as set forth in Section 2(b) hereof.

(a)Performance Award. The actual amount of the Performance Award in which a Participant will be eligible to vest will be determined based on the achievement of certain overall corporate and business unit financial and non-financial performance goals, as applicable, (collectively, the “Performance Goals” and each, a “Performance Goal”), which will be assessed following the completion of the 2017 fiscal year, as set forth on, and in accordance with, Schedule I attached.  For purposes of determining whether the business unit financial and non-financial performance goals have been achieved hereunder, the Participant will be treated as an employee of Connexions Loyalty, Inc.

As soon as practicable following the completion of the 2017 fiscal year, the Committee shall determine and certify the actual level of attainment of the Performance Goals.  On the basis of that certified level of attainment, the amount of Performance Award will be multiplied by the applicable Financial Performance Indicator (“FPI”) determined in accordance with the FPI percentile matrix set forth on Schedule I attached hereto (such product, the “Adjusted Performance Award”).  The Adjusted Performance Award will be multiplied by the applicable Non-Financial Performance Indicator (“NFPI”) determined in accordance with the NFPI percentile matrix set forth on Schedule I attached hereto (such product, the “Final Performance Award”).  The amount of the Final Performance Award resulting from such calculations shall constitute the maximum amount of Final Performance Award into which the Participant may vest in accordance with Section 2(b) below.

(b)Service Vesting. The Final Performance Award shall vest in two (2) installments with 25% vesting on March 15, 2018 and 75% vesting on March 15, 2019 (each such date, a “Vesting Date”), subject to the Participant’s continued service with the Company on each applicable Vesting Date; provided that if Participant’s employment is terminated by the Company without Cause, Participant shall become fully vested as of the date of such termination.

(c)Settlement. To the extent the Final Performance Award becomes vested in accordance with Section 2(b) above on a given Vesting Date, the Company shall pay to the Participant an amount in cash equal to the vested portion of the Final Performance Award, subject to applicable withholding taxes, in each case, as soon as practicable following the Vesting Date but in no event later than the sixtieth (60th) day following the Vesting Date, notwithstanding any earlier vesting occurring due to Participant’s termination of employment by the Company without Cause (such date, the “Settlement Date”).

(d)Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution or as otherwise permitted by the Committee) and may not be subject to lien, garnishment, attachment or other legal process.

(e)Effect of Termination of Services. If the Participant’s service with the Company terminates for any reason, any then unvested portion of the Award shall be forfeited without further consideration to the Participant.  For the avoidance of doubt, in the event that the Participant’s service with the Company terminates other than for Cause after the applicable Vesting Date but prior to the applicable Settlement Date, the Final Performance Award that becomes vested on such Vesting Date will remain payable on such Settlement Date.  In the event that the Participant’s service with the Company terminates for Cause, any then unpaid portion of the Award, whether vested or unvested, shall be forfeited without further consideration to the Participant.

(f)Taxes. Upon the settlement of the Award in accordance with Section 2(c) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate.  The Company shall have the right to require the Participant to remit to the Company, or to withhold from amounts payable to the Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements, as applicable.  The Participant shall satisfy any required withholding obligation with respect to the Award in cash.

(g)Committee Authority. Notwithstanding anything herein to the contrary, the Committee shall have sole and plenary authority to determine whether, and to what extent, the Performance Goal(s) set forth on Schedule I attached hereto are attained.  In addition, in the event that one or more Performance Goals are not attained in accordance with Schedule I attached hereto, the Committee may provide that all or a portion of the Award shall remain outstanding and eligible to vest in accordance with Section 2(b) hereof notwithstanding such level of attainment, in such amounts as the Committee may determine in its sole and absolute discretion.  Notwithstanding anything herein to the contrary, in determining the actual amount of the Award earned during the Performance Period, the Committee may increase or reduce the amount of the Award earned if, in its sole judgment, such increase or reduction is appropriate.

3.Miscellaneous.

(a)General Assets. Amounts credited to the Participant’s Account under this Agreement, if any, shall continue for all purposes to be part of the general assets of the Company.  The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b)Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:

Affinion Group Holdings, Inc.

6 High Ridge Park Road

Stamford, CT 06905

Facsimile: (203) 956-1206

Attention: Executive Vice President, Human Resources

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(c)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d)No Rights to Continue Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e)Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

(f)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(g)Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, communications, representations and negotiations in respect thereto (including, without limitation, the Prior Award).  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(h)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(j)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k)Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.  If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Agreement would cause the Participant to incur any additional tax or interest under Code Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Participant, reform such provision (or award of compensation or benefit) to attempt to comply with or be exempt from Code Section 409A through good faith modifications to the minimum extent reasonably appropriate.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participant and the Company without violating the provisions of Section 409A.  Notwithstanding any provision in this Agreement or elsewhere to the contrary, if Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and which do not otherwise qualify under the exemptions under Treas. Regs. Section l.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-l(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six (6) months after Participant’s separation from service (as such term is defined in Treas. Regs. Section l.409A-l(h), including the default presumptions thereunder) for any reason other than death (with the first such payment being a lump sum equal to the aggregate payments and/or benefits Participant would have received during such six-month period if no such payment delay had been imposed), and (ii) the date of Participant’s death.  Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.  Participant shall have no legally binding right to any distribution or payment made to Participant in error. Notwithstanding the foregoing, none of the Company, its Affiliates, officers, directors, employees, or agents guarantees that this Agreement complies with, or is exempt from, the requirements of Code Section 409A and none of the foregoing shall have any liability for the failure of this Agreement to comply with, or be exempt from, such requirements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Scott Lazear